EXHIBIT 99.2

Earnings Conference Call February 20, 2007

Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. We have continuing good news to discuss with you today!

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for 4th quarter and full year 2006. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

First, I would like to address revenue for 4th quarter 2006. It was $25.2 million, an increase of 44% over 4th quarter 2005, and our strongest quarter ever. It was also our 16th consecutive positive quarter in terms of Operating Income and Cash Flow, with gross margins of 70% of revenue and a very satisfying operating income of 27.8% of revenue.

Revenue for the full year 2006 was $76.1million, an increase of 39% over full year 2005. Gross margin was 68% of revenue, with Operating Income of 24.9%.

Our backlog, or firm business, for Q1 2007 as of today is $23.6 million. Backlog is defined as orders already shipped between January 1st, 2007, and today, plus firm purchase orders scheduled to ship before March 31, 2006. The results of Q4 2006 and the strong backlog announced today confirm once again that our strategies are working worldwide.

New accounts continued to grow during the 4th Quarter. During the quarter, we sold an additional 470 new accounts, including 95 new banks, and 375 new Enterprise Security customers. In 2006 we sold 1553 new accounts, including 233 new banks and 1320 new Enterprise Security customers. Comparatively, for all of 2005, we produced 821 new accounts, including 89 banks and 732 Enterprise Security customers. We now have close to 650 banks and over 3,600 Enterprise Security and E-commerce companies including corporations, federal, state and local governments as customers located in over 100 countries around the world.

It is clear that we are making significant business progress in the U.S. The trend that we experienced in Q2 and Q3 2006, is continuing and even strengthened this past quarter. In fact, 53 of the 95 new banks in Q4 were signed here in the US. This success has definitely been fueled by the very strong banking industry directive issued on October 12, 2005 here in the United States by the FFIEC, an umbrella group of regulators that includes the FDIC. The FFIEC directive has raised the security awareness of U.S. banks dramatically. We foresee that our growth in the U.S. will accelerate. While many banks are making the right decision by opting for the proven strong authentication solutions of longstanding security companies such as VASCO, others are deciding on a “meets minimum” approach, due to the stringent deadline. We believe that these banks will realize in 2007 that the products they have installed do not offer a good user experience. And user experience is key for every successful authentication project. In 2008/2009, we believe that these banks will reconsider and opt for mature, proven solutions from established vendors, replacing those installed in 2006 and 2007.

To support our growth in the U.S., we are investing strongly in our market presence. We almost doubled our U.S. staff year-over-year, especially in sales.

We tackle large banks via direct sales. To reach the smaller banks, we have established tight and successful business partnerships with leading banking solution providers such as Fiserv, Fundtech and others. Additionally, 11% of our 4th quarter revenue and 10% of full-year 2006 revenue was achieved in the US, up from 7% for all of 2005.

VASCO is strengthening its leadership position worldwide, including Europe, Asia and Latin America and in all our key verticals.

As you know, VASCO does not only sell to banks. We use the same products that we have developed for the banking markets in other sectors, and with great success. We are experiencing continuing success in the Enterprise Security and E-commerce markets, and are continuously reinforcing our product offerings for that sector. The recent acquisition of authentication appliances vendor Able N. V. strengthens our offerings and our position in Enterprise Security. In addition, we expect that the recently launched 3.0 version of VACMAN Middleware will open the large enterprise market for VASCO.

Full-Option, ALL-Terrain Model:

We introduced our All Terrain Strategy in the first quarter of 2006 to further penetrate and protect our existing and growing customer base. We expanded our flexible platform, VACMAN Controller, to support a growing array of authentication products. Some of those products, like our Digipass for Web and Virtual Digipass, are natively embedded in VACMAN.

We are seeing significant interest in Digipass for Web. In fact, the first Digipass for Web customers in the U.S. have signed up. Next to Digipass for Web, we see a growing interest in Digipass for Java Phone, resulting in firm orders where our customers offer their clients a choice between a Digipass put on VASCO’s own platforms or a software Digipass for Java phone.

In Q4, 2006 we sold and shipped a record 3.8 million Digipass Products, once again demonstrating the effectiveness our strategies, focus and execution. For the full year 2006, a record amount of 11.1 million Digipass Products were sold and shipped. To date, VASCO has sold and shipped approximately 32 million Digipass Products. The figures speak for themselves. We are the absolute market leader in authentication. We expect that our unit sales will continue to accelerate as we develop new markets and identify new audiences for the Company’s products.

In addition we expect that our newly launched DigipassPlus offerings will bring us additional revenue by adding related technologies, products and services to our core, VACMAN and Digipass authentication offerings.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan congratulations to you and your team on another fine quarter.

Thank you, Ken.

Ladies and gentlemen, the year 2006 saw the complete transformation of VASCO into the “Full Option, All-Terrain” authentication company

In 2007, we will see VASCO focusing more on software and services.

Currently, we are the leading software security company, specialized in authentication products. In the future, we will be the leading software security company, specialized in authentication products and services.

A couple of weeks ago in New York, we launched our DigipassPlus product strategy. With DigipassPlus, VASCO makes authentication available for multiple use. The renowned VACMAN and Digipass authentication product lines are positioned as the central point in a customer’s network and applications, as a service model.

VASCO’s product lines include

•	VACMAN: Core authentication platform, combining all technologies on one unique platform;

•	IdentiKey: VASCO’s authentication server, combining the VACMAN core authentication platform with full server functionality;

•	aXs GUARD: Leading authentication appliance services, combining Identikey with a wide variety of Internet communication solutions;

•	Digipass: A suite of over 50 multi-application e-signature software products, based on the world’s most widely spread electronic client platforms;

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DigipassPlus: Multiple use authentication concept, positioning VASCO’s authentication products as the central point in the networks and applications of several companies at the same time. These companies would buy VASCO activation codes for authentication services. By sharing the same Digipass/VACMAN infrastructure, authentication will become a very affordable solution per user. VASCO also offers related services under the DigipassPlus label, such as Fraud Detection and Analysis and the brand new VASCO Video Training.

VASCO has dramatically reinforced its server platform, by embedding its software client authentication products Digipass for Web and Virtual Digipass into its VACMAN Controller server side authentication products. This means that institutions that have installed VACMAN, can immediately protect its customers’ assets against phishing, pharming, man-in-the-middle attacks and Trojan Horses with best-of-breed Digipass strong authentication and e-signature technology. If the customer wishes, he can diversify VASCO’s authentication offerings to different user segments. He can take his pick from a range of over fifty Digipass authentication products, regardless of the client platform on which the Digipass software is installed.

With regards to the markets, we can only state that we are gaining traction worldwide. In Europe, our traditional stronghold for the banking sector, we are even strengthening our leadership, whilst building a robust market position for Enterprise Security and E-commerce.

In the United States, we are growing our number of customers in the banking sector at a terrific speed. A couple of weeks ago, we announced that over 150 U.S. banks are using VASCO’s authentication products. We are very pleased with that evolution.

Asia is doing well too. Recently, we announced a 2 million user deal with Reliance Money in India.

Latin America is also evolving positively. Over 50 banks and many corporates secure their customers and employees with VASCO’s software.

We distinguish four vertical markets:

•	The banking sector: our traditional stronghold where we are still growing quickly. The banking sector brings us high volumes, but lower margins.

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Enterprise Security: our second market that has grown into a robust source of revenue. In the Enterprise Security market we sell smaller amounts per deal, but the margins are higher, thus compensating for the relatively lower margins in banking.

•	E-commerce. Both b-to-b and b-to-c e-commerce are becoming ever more important for VASCO.

•	E-government. Our revenue in this market is still small, but we are ready to take advantage of every market evolution in that sector.

VASCO’s product and market strategy is simple, but effective.

1.	we develop a product range that suits every bank’s needs;

2.	we take that product range to other vertical markets, beyond banking;

3.	we add products and technologies that are needed to suit the specific needs of customers within those verticals.

Any future acquisitions have to be seen in that context.

The people:

VASCO is a fast growing company. To support this growth, we need more people. At this moment, our biggest challenge is to find, to hire and to integrate employees quickly enough to sustain our growth.

We are working hard to boost our HR efforts. In the first place, we do all the traditional actions related to recruiting, including advertising, being present at job-fairs, working with recruitment agencies, etc, etc.

We also organize our own actions.

As I already mentioned when I was talking about DigipassPlus, VASCO has developed an online video-training. This allows us to train professionals remotely, all over the world, every hour of the day. In 126 hours, we explain the e-security market in general and VASCO’s products and services in detail. We plan to have several thousands of people trained with our video training before the end of 07.

In addition, we have opened our own VASCO-schools. For this school, we recruit young international people without experience, fresh from school. We transform them after a 9 month course into VASCO-professionals, who are able to represent VASCO in their home market. We started this school at the end of 2006, and the first VASCO school alumni will graduate during Q2 2007.

The cash: We are on Cliff Bown’s terrain here. But I would like to stress the fact that, although we are investing important amounts in our growth, we are able to stay profitable and even to maximize our profits. This is a very important accomplishment that benefits all our stakeholders.

Finally, I would like to tell you something more about the Total Cost of Ownership of an authentication project.

There’s a lot more to authentication than only the sales price of the front-end of the solution. As we explain in our press release about VASCO’s business strategy, VACMAN supports over 50 different client authentication products, including Digipass software that is installed on our own platforms, on PDA’s, PC’s, the Net, smart cards, etc. Our business model gives customers the chance to pick the right kind of client authentication device for the right customer or end-user segment.

Instead of the purchasing price of the end-user device, Total Cost of Ownership (TCO) is the only right method to calculate the cost of an authentication project. TCO comprises:

•	the purchasing price of the solution, including back-end, front-end and maintenance

•	the life span of the solution. The cost has to be divided by the number of years the solution is in service

•	the hidden costs such as back-office costs: calls from end-users that have problems getting logged in, etc

•	the implementation of the solution/number of days a solution is off line because of the implementation

•	the administration costs

•	collateral/fulfilment

VASCO scores very well with regards to TCO.

•	Our Digipass Hardware Client authentication devices have a lifespan of between 5-7 years

•	VACMAN Controller is very easy to integrate and to maintain. This means that the application has a limited to no down time. This ensures the continuity of the customer’s business.

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back office costs are extremely low: one of our customers has over 3 million customers that are secured with Digipass/VACMAN. They receive less than 800 support calls per month for their online banking application

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collateral: fulfilment: VASCO puts its know how and experience as the market leader at the disposal of its customers. We help them. We put them in contact with their peers in other countries that have more experience with similar problems. That’s why we are organizing banking summits in the world’s major business hubs AND why we have launched VASCO’s Trust Club, a Digipass-secured site on which our worldwide customers can exchange experiences, ideas, threats, solutions.

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looking ahead: we make sure that our customers see a clear growth path towards other applications and functionalities towards the further future. Hence our “Full Option, All-Terrain” strategy and our current “DigipassPlus” offerings.

Thank you.

Ken Hunt Introduce Cliff Bown:

At this time I would like to turn the call over to Cliff Bown, our Chief Financial Officer.

CLIFF:

Thank you Ken and hello to everyone on the call.

Revenues for the fourth quarter and full year ended December 31, 2006 were $25.2 million and $76.1 million, respectively, an increase of $7.6 million or 44% over the fourth quarter of 2005 and an increase of $21.5 million or 39% over the full year ended December 31, 2005.

Compared to 2005, the increase in revenue for the fourth quarter and full year ended December 31 reflected significant increases from both the Banking and the Enterprise Security markets. Revenues in the fourth quarter of 2006 from the Banking and the Enterprise Security markets increased 42% and 56%, respectively, over the fourth quarter 2005. Revenues for the full year ended December 31, 2006 from the Banking and the Enterprise Security markets increased 39% and 42%, respectively, over full year 2005.

The distribution of our revenue in the fourth quarter of 2006 between our two primary markets was 86% from Banking and 14% from Enterprise Security and compares to 87% from Banking and 13% from Enterprise Security in 2005. For both the full year ended December 31, 2006 and 2005 approximately 85% came from the Banking and 15% came from Enterprise Security.

The geographic distribution of our revenue in the fourth quarter and full year 2006 showed the increasing strength of the U.S. market. In the fourth quarter of 2006, approximately 63% of revenue came from Europe, 11% from the U.S., and the remaining 26% came from other countries, which included significant contributions from Asia, India, South America and Australia. For the fourth quarter of 2005, 65% of the revenue was from Europe, 5% was from the U.S. and 30% was from other countries.

The geographic distribution of our revenue for the full year ended December 31, 2006 was approximately 62% from Europe, 10% from the U.S., and the remaining 28% from other countries. For the full year ended December 31, 2005, 72% of the revenue was from Europe, 7% was from the U.S., 21% was from other countries.

As a result of our increasing customer base, we are becoming less dependent on any one customer. For the fourth quarter of 2006, no single customer accounted for more than 10% of our revenue. In addition, revenues from the top 10 customers, in total, were 48% of our revenue in 2006 as compared to 70% of our revenues in 2005. For the full year 2006, only one customer slightly exceeded 10% of our revenue and revenues from our top 10 customers totaled 49% of our revenue in 2006 as compared to 64% of our revenues in 2005.

Gross profit as a percentage of revenue for the fourth quarter of 2006 was 70% compared to 63% in 2005. For the full year ended December 31, 2006 gross profit as a percentage of revenue was approximately 68% compared to 63% for the same period in 2005. The improvement in margins are being driven by three components; first, our software product revenues, which are revenues from VACMAN Controller, software versions of our Digipasses and other non-manufactured product revenues have increased as a percentage of total revenue; second, we continue to reduce the cost of our manufactured products; and third, our mix of business continues to shift towards our consumer products.

VASCO shipped approximately 3.8 million Digipasses in the fourth quarter 2006, an increase of 57% over the fourth quarter of 2005. For the full year ended December 31, 2006, VASCO shipped approximately 11.1 million Digipasses, which was a 52% increase in units over the full year ended December 31, 2005. As non-hardware product revenues increase, we believe that our old metrics of average selling price and cost per Digipass unit are no longer useful at a consolidated level and we plan to discontinue providing those metrics.

Operating expenses for the fourth quarter of 2006 were $10.6 million, an increase of $3.8 million or 56% from the fourth quarter of 2005. Operating expenses for the quarter included approximately $450 thousand related to stock-based incentive plans.

Operating expenses for the fourth quarter increased by $1.9 million or 43% in sales and marketing, $941 thousand or 98% in research and development, and $642 thousand or 48% in general and administrative when compared to the fourth quarter in 2005. The majority of the increase in the sales and marketing area were related to the Company’s increased investment is sales staff and marketing programs. The increase in research and development costs was primarily related to increased compensation due to increased headcount, primarily from our acquisitions of Logico in May 2006 and Able N.V. in October of 2006. The increases in the general and administrative expenses were primarily related to increases in headcount, stock-based incentive program costs, increased insurance costs and increased professional service costs.

Operating expenses for the full year 2006 were $32.8 million, an increase of $9.3 million or 39% from the comparable period of 2005. Operating expenses for the full year 2006 included $1.6 million related to stock-based incentive plans. The reasons for the increase in the expense for the full year are generally the same as previously noted for the quarter-over-quarter comparison.

Operating income for the fourth quarter of 2006 was $7.0 million, an increase of $2.8 million, or 66%, from the $4.2 million reported in the fourth quarter of 2005. Operating income for the full year ended December 31, 2006 was $18.9 million, an increase of $8.0 million, or 73%, from the $11.0 million reported in the full year ended December 31, 2005.

Operating income as a percent of revenue, or operating margin, was approximately 27.8% for the quarter and 24.9% for the full year ended December 31, 2006. The operating margin is approximately 3.8 percentage points for the quarter and 4.8 percentage points higher for full year 2006 when compared to the same periods of 2005. The increase in operating margin for the quarter and full year is attributable to the improvement in gross margins as a percentage of revenue.

Income tax expense for the fourth quarter of 2006 was $2.0 million, an increase of approximately $760 thousand from the fourth quarter of 2005. The increase in tax expense is attributable to higher pre-tax income partially offset by a lower effective tax rate. The effective tax rate was 28.5% for the fourth quarter of 2006 compared to 30.1% for the fourth quarter of 2005.

Income tax expense for the full year of 2006 was $6.1 million, an increase of approximately $2.2 million from the same period in 2005. The increase in tax expense is attributable to higher pre-tax income partially offset by a lower effective tax rate. The effective tax rate was 32.5% for the full year 2006 compared to 33.2% for the full year of 2005.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) was $7.6 million and $19.8 million for the fourth quarter and full year ended December 31, 2006, respectively. EBITDA in 2006 reflects an improvement of $3.1 million or 70% from the fourth quarter of 2005 and an improvement of $7.2 million or 58% from full year 2005. The fourth quarter of 2006 reflected the sixteenth consecutive quarter of positive operating cash flow.

Our workforce as of December 31, 2006 was 184 people worldwide with 98 in sales, marketing and customer support, 63 in research and development and 23 in general and administrative. The average headcount for the full year ended December 31, 2006 increased by approximately 40 persons or 35% over the average headcount in 2005

Finally, I would like to make a few comments on the balance sheet. During the fourth quarter of 2006, our net cash balance and our net working capital balance decreased from the prior quarter. During the fourth quarter, our net cash balance, which is defined as total cash less bank borrowings, decreased $7.8 million, or 38%, to $12.6 million from $20.4 million at September 30, 2006. The decline in net cash reflects both our purchase of Able N.V. for 5 million Euros in cash and our increased investment in receivables and inventory. During the fourth quarter our net working capital decreased $2.0 million, or 9%, to

$22.1 million from September 30, 2006 primarily as a result of the acquisition of Able. Bank borrowings noted on the balance sheet of $2.2 million were borrowed under the line of credit and relate solely to our hedging program. There was no impact on working capital from the hedging program as the additional cash was offset by short-term debt.

During the quarter our Days Sales Outstanding in accounts receivable increased from 66 days at September 30, 2006 to 72 days at December 31, 2006. The increase in DSO is primarily related to an increase in the percentage of the full quarter’s revenue that was recognized in last month of the quarter.

The Company continues to have no term debt. The Company has approximately $1.3 million, as of December 31, 2006, available for additional borrowings under its line of credit that is secured by its receivables.

Now, I would like to turn the meeting back to Ken.

Comments on 1st Quarter and Full-Year 2007 – Ken Hunt

First, I would like to comment on order backlog for Q1 2007. As of this date, we have firm orders with shipments scheduled for the 1st quarter of approximately $23.6 million. Any new orders received before quarter’s end and shipped during the quarter would be additive to this number. This backlog shows the strength of our order flow, as it is 84% higher than the $12.8 million backlog going in to Q1 2006. In addition, the backlog is 72% higher than the $13.7 million in revenues reported for Q1 2006.

Today, we are providing guidance for full-year 2007. Consistent with past practices, we will only comment on annual numbers, not quarterly numbers. First, we estimate that full-year revenue will grow between 35% and 45% in 2007 over 2006. Second, we expect that full-year gross margins will be in the range of 60% to 68% of revenue. Finally we are projecting that operating income will be in the range of 18% to 25% of revenue on a U.S. GAAP basis.

In summary, we are very pleased with our results for Q4 and full year 2006, and look forward to continued strong performance in 2007. And, as always, you can rely on VASCO’s people to do their very best!

Q&A Session:

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please re-enter the queue after the answers to your initial questions have been given.

Operator